Exhibit 99.1

FIRST                                          22 West State Street
KEYSTONE                                       Media, PA 19063
FINANCIAL, INC.                                610-565-6210

                       FOR IMMEDIATE RELEASE
                       _____________________

                FIRST KEYSTONE FINANCIAL ANNOUNCES
                    QUARTER AND YEAR END RESULTS

     Media, PA  November 21, 2006 -  (Nasdaq: FKFS)   The Company
reported today net income for the quarter ended September 30, 2006 of $304,000, or $0.16 per diluted share, compared to net income of $62,000, or $0.03 per diluted share, for the same period last year. Net income for the fiscal year ended September 30, 2006 was $1.0 million, or $0.54 per diluted share, as compared to $610,000, or $0.33 per diluted share, for fiscal 2005.

     The Company's net income was adversely impacted both for the fourth quarter, and to a lesser extent for the fiscal year, due to the substantially increased provision for possible loan losses established during the fourth quarter. The provision for loan losses for the quarter ended September 30, 2006 amounted to $555,000 as compared to $45,000 for the fourth quarter of fiscal 2005. The Company recently underwent an examination by the Office of Thrift Supervision (the "OTS"), its primary banking regulator. In connection with the examination, the Company reviewed its asset classifications, resulting in a substantial increase in criticized and classified assets from $8.7 million at June 30, 2006 to $19.9 million at September 30, 2006 of which $11.7 million consisted of classified assets primarily related to commercial and multi-family and commercial business loans. The significant increase in the provision for loan losses reflected management's assessment of a number of factors including the implementation of refinements to its rating system, the increased level of classified and criticized assets, continued growth of the commercial and multi-family real estate and commercial business loan portfolio as well as extensive discussions with the OTS examination staff in connection with the examination.

     As previously announced in February 2006, the Company and its wholly owned subsidiary, First Keystone Bank, entered into supervisory agreements with the OTS which required a number of actions to be taken by the Company or the Bank as well as imposing a number of restrictions on their operations including a growth limitation on the Bank and a prohibition in the payment of dividends by the Company to its shareholders. Although the Company and the Bank were determined to be in full or partial compliance with substantially all of the provisions of the supervisory agreements, the examination did note a number of areas for improvement with respect to the Bank's loan underwriting, credit analysis and asset classification policies and procedures. The Bank is aggressively addressing the areas for improvement in its lending operations to be able to be in full compliance with the terms of the supervisory agreements as soon as possible.

     "Needless to say, we are disappointed in the level of the provision for loan losses required for the fourth quarter as well as the concerns noted by the OTS. We believed that the significant steps taken by the Company and the Bank in accordance with the terms of the supervisory agreements had addressed the OTS' concerns. However, we are committed to addressing the OTS' remaining concerns as soon as possible," stated President and Chief Executive Officer Thomas M. Kelly. "We will remain focused on reducing the level of our classified and criticized assets and decreasing further the level of non-performing assets," continued Kelly. "To date, the level of non-performing assets has declined and net interest margin has increased from the same period in the prior year. We are confident that the Company and the Bank will be able to achieve compliance with the terms of the agreements in a satisfactory and expeditious manner," added Kelly.


                                4

     For the three months ended September 30, 2006, net interest income decreased by $74,000, or 2.7%, as compared to the same period in 2005. Interest income increased $308,000, or 4.5%, for the quarter ended September 30, 2006 compared to the same period in the prior year primarily due to a 72 basis point increase in the average yield earned on interest-earning assets. However, such increase was offset by a $382,000, or 9.2%, increase in interest expense for the quarter ended September 30, 2006 as compared to the fourth quarter of fiscal 2005 primarily due to a 58 basis point increase in the average rate paid on interest-bearing liabilities. The increase in the Company's net interest margin was primarily due to the combined effects of the impact of the de-leveraging strategy implemented at the end of fiscal 2005. The Company's interest rate margin on a tax-equivalent basis increased to 2.23% for the quarter ended September 30, 2006 as compared to 2.11% for the same period last year.

     On a linked quarter basis, net interest income decreased $214,000 in the fourth quarter of fiscal 2006 compared to the third quarter of fiscal 2006. The net interest margin on a tax-equivalent basis decreased 17 basis points from 2.40% for the three months ended June 30, 2006. During the fourth quarter of fiscal 2006, as compared to the third, the Company experienced a 28 basis point increase in the rates paid on interest-bearing liabilities which was partially offset by a 12 basis point increase in the yield earned on average interest-earning assets. The compression of the Company's net interest margin was largely due to the repricing of interest-bearing liabilities which outpaced the upward adjustments on interest-earning assets.

     For the quarter ended September 30, 2006, non-interest income increased $340,000 to $1.3 million from the same period last year. The increase during the quarter was primarily the result of the receipt of death-benefit proceeds of $565,000 from the Company's bank owned life insurance partially offset by the Company experiencing a decrease of $170,000 in gain on sales of assets. During the fourth quarter of fiscal 2005, the Company experienced gains related to the sales made in connection with the de-leveraging strategy implemented in such quarter.

     Non-interest expense for the quarter ended September 30, 2006 decreased $339,000, or 9.3%, from the same period last year. Non-interest expense was higher in the fourth quarter of fiscal 2005 primarily due to the pre-tax charge of $486,000 incurred as a result of the retirement of FHLB advances as part of the de-leveraging strategy in fiscal 2005. In addition, the Company experienced a decrease of $56,000 in the fourth quarter of fiscal 2006 in the other non-interest expense due to completion of a bank-wide customer service training program during the fourth quarter of fiscal 2005.

     The Company's total assets increased to $523.0 million at September 30, 2006 from $518.1 million at September 30, 2005. Continuing emphasis on loan originations has led to net growth in the loan portfolio of $21.2 million, or 7.0%, to $323.2 million at September 30, 2006 from September 30, 2005. The majority of the loan growth has occurred in the home equity portfolio, and to a lesser extent, in the commercial business loan portfolio. The investment and mortgage-related securities portfolios were reduced in connection with the Company's continued expansion of its loan portfolio and to assist the Bank in controlling its asset growth as required by the terms of the supervisory agreement. Deposits increased $8.8 million, or 2.5%, from $349.7 million at September 30, 2005 to $358.8 million at September 30, 2006 as a result of a $12.8 million, or 7.4%, increase in certificates of deposit partially offset by $3.7 million, or 2.1%, in core deposits. The level of the Company's borrowings decreased $6.1 million, or 5.4%, to $107.2 million at September 30, 2006 from $113.3 million at September 30, 2005.
Stockholders' equity increased $466,000, or 1.7%, due to net income of $1.0 million for the fiscal year ended September 30, 2006 partially offset by a $578,000 decline in comprehensive income combined with dividend payments in the first quarter of fiscal 2006 totaling $209,000. As a result of entering into the supervisory agreement, the Company was required to cease paying dividends after the first quarter of fiscal 2006.

     For the three months ended September 30, 2006, the provision for loan losses increased $510,000 to $555,000 as compared to the same period in 2005. The increase in the provision for loan losses was required as a result of an increase in the Company's criticized and classified assets at September 30, 2006 as well as the ongoing evaluation of its loan portfolio to bring the overall allowance for loan losses to a level deemed appropriate. The Company focuses on its loan portfolio management and credit review process to address the current risk profile of the portfolio and manage troubled credits. This analysis includes evaluations of concentrations of credit, past loss experience, current economic conditions, the amount and composition of

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the loan portfolio, the estimated fair value of underlying
collateral, loan commitments outstanding, delinquencies and other factors. The Company's coverage ratio, which is the ratio of the allowance for loan losses to non-performing loans, was 1215.61% and 68.79% at September 30, 2006 and September 30, 2005, respectively, while the ratio of the allowance to gross loans receivable was 1.03% and 1.14% at the same dates.

     Total non-performing assets totaled $2.7 million at September 30, 2006 as compared to $3.2 million at June 30, 2006 and $5.8 million at September 30, 2005. The decrease during the fourth quarter of 2006 was primarily due to a $256,000 decrease in real estate owned and a decrease in non-performing home equity and commercial business loans aggregating $193,000. The Company's ratio of non-performing assets to total assets was 0.52% at September 30, 2006, 0.60% at June 30, 2006 and 1.12% at September 30, 2005.

     First Keystone Bank, the Company's wholly owned subsidiary, serves its customers from eight full-service offices located in Delaware and Chester Counties.

     Certain information in this release may constitute forward-looking statements as that term is defined in the Private Securities Litigation Act of 1995. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those estimated due to a number of factors. Persons are cautioned that such forward-looking statements are not guarantees of future performance and are subject to various factors, which could cause actual results to differ materially from those estimated. These factors include, but are not limited to, changes in general economic and market conditions and the development of an interest rate environment that adversely affects the interest rate spread or other income from the Company's and the Bank's investments and operations. The Company does not undertake and specifically disclaims any obligation to publicly release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

     This press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America ("GAAP") as discussed below. Management of the Company uses these non-GAAP measures in its analysis of the Company's performance.

                  FIRST KEYSTONE FINANCIAL, INC.
                    SELECTED OPERATIONS DATA
               (In thousands except per share data)
                           (Unaudited)

                                                   Three Months Ended             Year Ended
                                                     September 30,               September 30,
                                              ______________________________________________________
                                                  2006          2005          2006          2005
                                              ______________________________________________________
Net interest income                            $    2,628    $    2,702    $   11,078   $   11,308
Provision for loan losses                             555            45         1,206        1,780
Non-interest income                                 1,269           929         3,512        3,609
Non-interest expense                                3,308         3,647        12,708       12,840
                                              ______________________________________________________
Income (loss) before taxes                             34           (61)          676          297
Income tax benefit                                   (270)         (123)         (359)        (313)
                                              ______________________________________________________
Net income                                     $      304    $       62    $    1,035   $      610
                                              ======================================================
Basic earnings per share                       $     0.16    $     0.03    $     0.55   $     0.33
Diluted earnings per share                           0.16          0.03          0.54         0.33
Dividends per share                                    --          0.11          0.11         0.44
Number of shares outstanding at end of period   2,027,928     2,023,534     2,027,928    2,023,534
Weighted average basic shares outstanding       1,898,177     1,885,711     1,892,510    1,842,434
Weighted average diluted shares outstanding     1,913,998     1,916,447     1,912,282    1,875,605
                                              ______________________________________________________

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                     FIRST KEYSTONE FINANCIAL, INC.
                        SELECTED FINANCIAL DATA
                  (In thousands except per share data)
                              (Unaudited)


                                      September 30,   September 30,
                                          2006            2005
                                    ________________________________
Total assets                             $522,960        $518,124
Loans receivable, net                     323,220         301,979
Investment and mortgage-related
  securities available for sale           103,416         104,546
Investment and mortgage-related
  securities held to maturity              41,612          50,921
Cash and cash equivalents                  12,787          16,155
Deposits                                  358,816         349,694
Borrowings                                107,241         113,303
Junior subordinated debt                   21,483          21,520
Loan loss allowance                         3,367           3,475
Total stockholders' equity                 28,659          28,193
Book value per share                       $14.13          $13.93
____________________________________________________________________

                FIRST KEYSTONE FINANCIAL, INC.
                       OTHER SELECTED DATA
                          (Unaudited)

                                                            At or for the        At or for the
                                                          Three Months Ended      Year Ended
                                                             September 30,       September 30,
                                                        ________________________________________
                                                             2006    2005        2006     2005
                                                        ________________________________________
Return on average assets (1)                                 0.23%   0.04%       0.20%    0.11%
Return on average equity (1)                                 4.38%   0.86%       3.73%    2.08%
Interest rate spread (1) (2)                                 2.26%   2.12%       2.38%    2.16%
Net interest margin (1) (2)                                  2.23%   2.11%       2.37%    2.18%
Interest-earning assets/interest-bearing liabilities(2)     99.25%  99.80%      99.67%  100.52%
Operating expenses to average assets (1)                     2.53%   2.57%       2.46%    2.26%
Ratio of non-performing assets to total assets at
 end of period                                               0.52%   1.12%       0.52%    1.12%
Ratio of allowance for loan losses to gross loans
 receivable                                                  1.03%   1.14%       1.03%    1.14%
Ratio of loan loss allowance to
 non-performing loans at end of period                    1215.61%  68.79%     1215.6%   68.79%
___________________

  (1)  Annualized.

  (2)  Adjusted for the effects of tax-free investments.
       This is a non-GAAP presentation. Management believes that presentation of its interest rate spread and net interest margin on a tax-equivalent basis provides useful information that is essential to a proper understanding of the operating results of the Company's business.
       These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP nor are they necessarily comparable to non-GAAP performance measures which may be presented by other companies. In order to provide accurate comparisons of yields and margins for all earning assets, the interest income earned on tax-exempt assets has been increased to make them fully equivalent to other taxable investments. Without the adjustment for taxes, the interest rate spread was 2.20% and 2.05% for the quarters ended September 30, 2006 and 2005, respectively, while the net interest margin was 2.17% and 2.05% for the quarters ended September 30, 2006 and 2005, respectively. Without the adjustment for taxes, the interest rate spread was 2.32% and 2.10% for the twelve months ended September 30, 2006 and 2005, respectively, while the net interest margin was 2.30% and 2.11% for the twelve months ended September 30, 2005 and 2004, respectively. In addition, with respect to June 30, 2006, without the adjustment for taxes, the interest rate margin was 2.34%.

CONTACT:  Thomas M. Kelly, President and Chief Executive Officer
          Rose M. DiMarco, Chief Financial Officer
          (610) 565-6210



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